Second Quarter 2001 Earnings
                                 Conference Call
                                 April 26, 2001
                                 10:00 a.m. CST

Charlie:

Welcome to Oshkosh Truck's second quarter earnings conference call. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck, who will talk with you in a few minutes about our business outlook.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly conference call, if at all.

This morning, Oshkosh Truck reported second quarter earnings per share of $0.66, within the range of earnings estimates of $0.65 - $0.70 per share reported in our Form 8-K filing on March 16, 2001. Second quarter earnings reflect $0.076 per share benefit from settling some tax audits, and $0.04 per share from increasing our MTVR operating income margins from 1.3% to 3.3% as we achieved Milestone III approval to begin full rate production in August. By achieving Milestone III approval, we have fixed the configuration of the truck which allows us to more accurately estimate our costs under the contract. For the year, the decision to increase MTVR margins by 2% will increase annual EPS by an estimated $0.11.

We have also tightened our earnings per share estimate for the full fiscal year ended September 30, 2001 from $2.80 - $3.00 per share, to about $2.80 per share. The lower end of our previous range of estimates more accurately reflects the current rate of concrete placement orders. This annual EPS estimate assumes that we will realize approximately $5 - $7 million of cost reduction yet this year. This estimate does not reflect a potential $0.075 positive effect on EPS from elimination of goodwill amortization effective June 30, 2001, should the proposed FASB accounting standard be adopted to eliminate systematic amortization of


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goodwill. On an annual basis, the elimination of goodwill amortization would have a positive effect on EPS of $0.31 per share.

Net income from continuing operations was down 5.3% in the second quarter, while EPS was down 5.7%, both compared to the prior year.

Consolidated sales were up 3.5% in the second quarter, with consolidated operating income margins of 6.2% compared to 7.5% last year.

In a nutshell, softer concrete placement sales in the commercial segment caused the earnings shortfall. While higher MTVR sales permitted us to report slightly higher consolidated sales, we traded higher margin concrete placement sales for lower margin MTVR sales and suffered an earnings shortfall.

Let's turn to a brief review of the results of the individual business segments.

Fire and Emergency

Beginning with our fire and emergency segment, sales grew 12.8% to $116.0 million in the quarter, and operating income was up 14.5% to $10.9 million, or 9.4% of sales. Excluding the results of our Medtec acquisition, organic sales growth was 7.5% and operating income would have risen 7.2%. Last year, Pierce saw a number of sales slide from the first to the second quarter due to delayed shipments arising from an ERP installation. This sales slide muted sales growth reported in this second quarter.

Pierce's backlog remains strong. It was up 9.3% at March 31, 2001 compared to the prior year. We now expect fire and emergency segment sales to rise 17.8% for the year to $460 million from our previous estimate of $455 million. Likewise, operating income in the segment should be up about 40% in fiscal 2001 to about $46 million.

Defense

Sales in our defense segment were up 75.2% to $80.3 million in the second quarter due to strong export sales and the continued ramp-up of production under the company's MTVR contract. Operating income was up 213.4% in the second quarter. Last year we had a seasonally low sales quarter that adversely impacted margins.


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With these strong second quarter results, we are raising our annual defense sales estimate to about $425 million, or up about 54% for fiscal 2001, and our defense operating income estimate to $36.5 million, up 21.2% for the year. As mentioned previously, these results reflect an increase in MTVR operating income margins from 1.3% to 3.3% as we reached approval to scale up to full rate production.

Commercial

Sales in the commercial segment were down 19.8% in the second quarter to $146 million, while operating income was down 57.1% to $7.6 million. Concrete placement sales were down 27.8% during the quarter, while refuse sales were up 9.0% on a strong mix of package chassis and refuse body sales. Refuse body only unit sales were actually down 20% in the second quarter.

We had expected some softness in the second quarter, but economic uncertainties have caused our concrete placement customers to scale back their purchases more this year than anticipated. Lower production volumes further adversely impacted this segment's margins as overhead was spread over the lower volume.

Rear-discharge and front-discharge unit backlogs were down 37.3% and 35.7%, respectively, at March 31 compared to the prior year. For comparison, our backlogs were down about 37% at December 31 compared to the prior year. We now expect concrete placement sales to be down 25% - 30% for the year.

Our refuse unit backlog was up 18.0% at March 31, 2001, an improvement from being down 4.3% at December 31, 2000, each compared to prior year levels. We were challenged in the first half by weak orders from the largest commercial waste haulers and some slowing in municipal markets as well. However, in March, Waste Management began ordering bodies which renewed optimism for our refuse sales to grow about 8% to 10% in fiscal 2001.

Pulling it together, we are expecting our commercial segment sales to be down about 20% in fiscal 2001 to about $540 million, and segment operating income to decline about 45% to 50% compared to prior year.


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Corporate and Other

At the corporate level, our corporate expenses were down about $0.5 million in the second quarter compared to the prior year, and we expect full year corporate expenses to decline about $3.0 million from prior year levels due to cost containment and lower incentive compensation.

From a debt perspective, our borrowings reached $213 million as of March 31, vs our previous estimate of $200 million. The increase reflects $12 million of cash paid in mid-March to buy inventory and certain assets from Temco in connection with Trinity Industries' shutdown of its concrete mixer manufacturing business. We now expect borrowings for the balance of the year at around $230 million at June 30, 2001 and $180 million at September 30, 2001 compared to our previous estimates of $180 million and $140 million, respectively. The higher borrowing levels reflect both the purchase of Temco inventory and lower earnings.

2001 Consolidated Outlook

Let me now briefly give you updated estimates for fiscal 2001consolidated financial performance before turning the call over to Bob. Again, this information is available in print in a Form 8-K filing made with the SEC today.

Based on the strength of our performance in fire and emergency and defense segments which is offsetting some of the weakness in the commercial segment, we are estimating our annual sales at about $1.425 billion and tightening our annual EPS estimate to about $2.80.

By quarter, we believe that consolidated sales will be up compared to the prior year by approximately 3% in the third quarter and 10.5% in the fourth quarter, yielding an annual sales increase of about 7.5%.

Our operating income for the year is now estimated to approximate $94-$96 million, down about 3.0% from 2001. We expect operating income margins to increase about 0.5% from the second to the third quarter, and then another 0.5% in

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the fourth quarter of the fiscal year, thanks to an increasing mix of higher margin heavy defense vehicles and fire and emergency business.

Due to recent interest rate cuts, we believe that our interest costs will approximate $20.0 million in 2001 in spite of our increased borrowing estimates. Also, based on some tax reduction strategies that we are implementing, we expect that our effective tax rate, excluding the $1.3 million benefit resulting from the settlement of tax audits and after giving effect to non-deductible goodwill amortization of $1.4 million per quarter, will decline to 37.0% in fiscal 2001.

Summing it all up, we now expect net income in fiscal 2001 to approximate $47-$49 million and yield about $2.80 EPS. By quarter, we are now estimating EPS to be down about 12% in the third quarter and up about 2% in the fourth quarter compared to the prior year, yielding a reduction of about 5% for the year compared to the prior year.

Certainly, all these 2001 estimates are just that - estimates. And, there are ranges to all estimates. We encourage all investors to take their own view of our markets, and the impact of market conditions on our sales and earnings.

Bob will now share his views on our second quarter performance and our 2001 outlook.

ROBERT G. BOHN

Introduction
Good morning, and thank you for your interest in our fine company. I consider our second quarter results to be relatively strong given the current state of the economy, and its associated lack of consumer confidence. While it's true that sales and earnings aren't where we thought they would be going into this year, the impact of a downturn in the concrete market has been tempered by our diversification over the past few years.

Let's face it, in the midst of an unprecedented boom, it's not particularly difficult to do well. It's in difficult economic times like these, that you find out who really has sustained staying power. Oshkosh does. We build good, tangible products


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and perform valuable functions. We innovate and lead in new product development.
We have strong positions in each of our businesses. And, we intend to keep exactly that for many years to come.

Fire & Emergency

Our sales have increased at a good pace, largely because we believe municipal fire apparatus funding remains above the fray during economy turmoil. However, we are cautious about future municipal spending levels, particularly in the Northeast.

From my point of view, the four major developments in our fire & emergency business are federal grant monies for apparatus purchases, the introduction of our TAK-4(TM) independent suspension system to the fire service, Medtec's performance and development of a revolutionary, new airport fire truck.

1. The new federal "Fire Act", which provides $100 million in funding for volunteer and paid departments in 2001 has slowed new truck orders. Our sales network has been providing considerable support, in terms of budgetary prices and information, to help departments apply for grants under this program. The deadline for submitting grant applications is May 2, so logically, most departments are holding off on new purchases until they find out if the federal government is going to pay for them.

2. In early March, we introduced our TAK-4(TM) independent suspension system to the fire service at the industry's largest trade show, FDIC. The market reception has been good, with initial orders already flowing into Pierce. The system is currently available on two chassis, and we have plans to expand it to two more within the next 12 months.

3. Customers saw a notably different Medtec at the recent FDIC show in March. The association with Oshkosh Truck and Pierce was evident, and has already started to boost sales potential for the Medtec line. In addition, we've trained a significant number of new representatives on Medtec and AFR products. The drive to create nationwide distribution for Medtec is moving along well. Today, Medtec enjoys 22 dealers nationwide compared to just 12 when we bought the company.


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4.   Our development team has been hard at work on an all-new aircraft rescue and fire fighting truck, called the Striker(TM). It features faster acceleration, enhanced stability and an all new cab. Basically, this truck can outmaneuver and outperform any ARFF truck in its class today. The first unit will make its debut in August, but we've already received our first orders.

Defense

Defense has long been a robust, reliable leg for this company, but the second quarter was remarkably successful and underscored our optimistic views on the long-term potential of this business.

In terms of major milestones, we had several. At the end of March we inked the Family of Heavy Tactical Vehicles contract, which covers the Army's requirements for heavy payload defense trucks over the next five years, totaling about $1 billion. This major order allows us to integrate product improvements into models during the contract, working to improve operating and support costs for the military, while giving us additional value-added content. We will start to see the effects of this contract in our third quarter sales figures.

In mid-April, we received the go-ahead for full-rate production of the MTVR. The follow-on operational test and evaluation went very smoothly. The truck's reliability performance was about five times what the Marines required. As a result, Milestone III approval came several months ahead of the contract's schedule. We are currently ramping up production from about 60 units to about 140 per month and should hit full-rate production in the August-September time frame, where we had previously predicted. This approval also sets the stage for increasing sales of this model for other U.S. military applications (such as the Sea Bees) and internationally.

Happily, we have even more good news. We are in the game on the Army's Family of Medium Tactical Vehicles program. Just this past Tuesday, we received word that Oshkosh was one of two companies to receive a Phase I contract award to retrofit eight FMTVs with upgrades recommended in proposals submitted in February. We expect to deliver the trucks for testing by February 2002, and, quite frankly, we welcome the opportunity to demonstrate exactly what Oshkosh can do. Timing on the Phase II production contract remains the same - March 2003.


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Commercial

Concrete placement market conditions remain dynamic, as we said in our March 16 pre-announcement of lower earnings. It's still too early to tell where things will settle out, but we are very encouraged by the Fed's unexpected 1/2 point cut of interest rates last week. It put interest rates at their lowest point in six and a half years, and we understand that the market expects the Fed to reduce rates again on May 15.

Concrete producers continue to have great backlogs with business remaining at record levels, but have remained averse to taking on additional debt. We are hopeful that this increased availability of money will help turn the tide on consumer confidence and stem the slide in concrete mixer sales that we've been seeing for the last six months. That being said, we have not seen any change in the market conditions that we discussed with you on March 16.

On the refuse front, we saw weaker than expected demand during the first half, but saw a rebound of about 9 percent in sales dollars during the second quarter. Those second-quarter results were bolstered by a strong buying trend from Allied.

Waste Management has long been a large McNeilus' customer and is about to become larger still. We are in the midst of finalizing a long-term supplier agreement to provide 100% of Waste Management's rear loader business requirements for the next three years. The initial orders have recently started to flow into McNeilus at a rate of about 25 per week, which means potentially 700 units by the end of calendar 2001. The delivery of chassis to support these orders has been bottlenecked due to a special design requirement from Waste Management, but the flow of chassis is starting to even out as we speak. This agreement, along with additional orders for front loaders we anticipate from Waste Management, are expected to support sales expansion during the second half of the year.


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Closing

So, all of this brings us to the question: What's our strategy for the rest of this year?

o First, we're focused on delivering superior sales and earnings in defense and fire and emergency where markets remain strong.

o Second, we're pulling back sharply on production and inventory in concrete placement until the economy strengthens.

o Third, we'll continue to build the McNeilus reputation in the refuse market by delivering the highest quality bodies and service to earn more confidence and new business from customers such as Waste Management. We have the capacity to double refuse sales.

o Fourth, across the entire corporation, we're tightening our belts, targeting $5 to $7 million of realized cost reduction by fiscal year-end.

o And finally, our pursuit of selective, strategic acquisitions, for growth and diversification's sake, is unabated.

Thank you all for your continued interest in Oshkosh. Operator, please start the question and answer period.



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